Exhibit 10.2

EAGLE MATERIALS INC.

Employee Severance Plan and Summary Plan Description

(Amended and Restated Effective as of December 18, 2020)

1.Purpose.  The purpose of this Eagle Materials Inc. Employee Severance Plan (this “Plan”) is to provide severance protection to designated employees of the Company in the event of a termination of their employment in certain specified circumstances.  This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Texas.  This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

2.Definitions.  The following definitions are applicable for purposes of this Plan, in addition to the terms defined in Section 1 above:

(a)“Accrued Obligations” means, for an Eligible Employee, the Eligible Employee’s (i) base salary otherwise payable through the Date of Termination; (ii) any annual, short-term cash bonus earned by the Eligible Employee for the most recently completed fiscal year but not paid to the Eligible Employee as of the Date of Termination; (iii) unreimbursed business expenses reimbursable under Company policies then in effect; and (iv) earned and accrued vacation pay, if applicable, to the extent not theretofore paid.

(b)“Administrator” means the Company, whether or not acting through the Committee or another duly constituted committee of members of the Board, or any officer of the Company to whom the Administrator has delegated any authority or responsibility with respect to this Plan; provided that with respect to each Eligible Employee who is an executive officer of the Company, the Administrator shall be the Compensation Committee of the Board.

(c)“Affiliate” means any entity controlled by, controlling or under common control with the Company.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means an Eligible Employee’s (i) commission of, or plea of guilty or nolo contendere to, a felony under federal law or the law of the state in which such action occurred; (ii) an Eligible Employee’s malfeasance or gross neglect in the performance of his or her duties; (iii) an Eligible Employee’s failure in the performance of his or her employment duties, including his or her refusal to follow or implement a clear and reasonable directive of an officer of the Company or the manager to whom the Eligible Employee reports; (iv) an Eligible Employee’s dishonesty in the course of fulfilling his or her employment duties; or (v) an Eligible Employee’s violation of the ethics and compliance program, code of conduct or other material policy of the Company or its Affiliates; or (vi) prior to a Change in Control (as defined in the Company’s

Amended and Restated Incentive Plan (or any successor thereto), an Eligible Employee’s poor performance, as determined by the Administrator in its sole discretion.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(g)“Committee” means the Compensation Committee of the Board, or its designee.

(h)“Company” means Eagle Materials Inc., a Delaware corporation and any successor that assumes the obligations of the Company under this Plan, by way of merger, acquisition, consolidation or other transaction.

(i)“Date of Termination” means, for an Eligible Employee, the Eligible Employee’s “separation from service” as defined in Treasury Regulations § 1.409A-1(h).

(j)“Eligible Employee” means an employee of the Company or its Subsidiaries who is (i) primarily employed in the United States; (ii) a permanent full-time salaried employee of the Company, and not a temporary, part-time or hourly employee or an independent contractor; (iii) not a party to an individual agreement with the Company or any of its Subsidiaries that provides severance, separation, termination or similar benefits to the Eligible Employee with respect to a termination of employment prior to a change in control of the Company; and (iv) not an “executive officer” (within the meaning Rule 3b-7 promulgated under the Securities Exchange Act of 1934) of the Company unless specifically designated by the Compensation Committee of the Board.

(k)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)“Qualifying Termination” means a termination of an Eligible Employee’s employment with the Company or any of its Subsidiaries that is initiated by the Company without Cause.  Termination due to death or disability shall not be treated as a Qualifying Termination.

(m)“Release” has the meaning specified in Section 6.

(n)“Severance Factor” means the quotient of (i) the Eligible Employee’s annual base salary (as reflected in the Company’s records) as of the Date of Termination, divided by (ii) $15,000, rounded up to the next whole number.

(o)“Severance Payment” has the meaning specified in Section 6.

(p)“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period more than a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(q)“Week of Pay” means the quotient of (i) the Eligible Employee’s annual base salary (as reflected in the Company’s records) as of the Date of Termination, divided by (ii) fifty-two (52).

(r)“Years of Service” means the total number of full and partial years from the Eligible Employee’s adjusted date of hire (as reflected in the Company’s records for purposes of benefits generally) to the Eligible Employee’s Date of Termination, rounded up to the next higher whole number.

3.Eligibility.  An Eligible Employee shall be eligible for the Severance Payment, subject to the terms and conditions described herein, only if he or she experiences a Qualifying Termination and is an Eligible Employee on his or her Date of Termination.

4.Administration.  This Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the administration of this Plan.  Such authority shall include the powers to resolve ambiguities, inconsistencies, and omissions, and to correct any scrivener’s error.  The Administrator may delegate any of its duties hereunder to a subcommittee, or to such other person or persons from time to time as it may designate.  All decisions, interpretations and other actions of the Administrator shall be final, conclusive, and binding on all parties who have an interest in this Plan.

5.Termination of Employment for any Reason.  Subject to the terms and conditions hereof, in the event of an Eligible Employee’s Qualifying Termination:

(a)The Company shall pay the Eligible Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Eligible Employee’s employment had not terminated.

(b)The Eligible Employee’s benefits and rights under the Company’s benefit plans shall be determined in accordance with the applicable provisions of such plans, in each case as in effect and amended from time to time.

6.Qualifying Termination.  In addition to the payments and benefits set forth in Section 5, if an Eligible Employee’s termination of employment with the Company is a Qualifying Termination, the Eligible Employee shall also be entitled to receive a cash severance payment determined in accordance with Appendix A (as applicable) (the “Severance Payment”), which shall be payable in a lump sum as soon as reasonably practicable, and in no event later than sixty (60) days, following the Date of Termination, subject to the Eligible Employee’s execution and nonrevocation of the release of claims in the form customarily used by the Company (the “Release”) within the time period specified therein; provided, however, to the extent the Eligible Employee’s right to receive the Severance Payment replaces the Eligible Employee’s right to receive other cash severance that constitutes non-exempt deferred compensation for purposes of Section 409A of the Code under another plan, arrangement or agreement of the Company, the Severance Payment shall be paid on the payment date(s) applicable to such other cash severance to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code.  If a Subsidiary or an Affiliate ceases to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates, an Eligible Employee shall not be considered to have experienced a Qualifying Termination, unless otherwise determined by the Administrator, in its sole discretion.

7.Other Provisions Applicable to the Severance Payment.

(a)Deferrals Included in Salary.  All references in this Plan to annual base salary mean such amount before reduction pursuant to any plan or other arrangement for deferral of compensation.

(b)Transfers of Employment.  Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

8.Non‑Duplication of Payments or Benefits.  If an Eligible Employee has a right to payments or benefits that duplicate the Severance Payment, including any notice pay required to be paid under Worker Adjustment and Retraining Notification Act of 1988 (or any successor or similar law), the Severance Payment shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s).

9.Special Rules for Compliance with Section 409A of the Code.  This Section 9 serves to ensure compliance with applicable requirements of Section 409A of the Code.  If the terms of this Section 9 conflict with other terms of this Plan, the terms of this Section 9 shall control.

(a)General Compliance.  All payments that may be made and benefits that may be provided pursuant to this Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code and this Plan shall be interpreted accordingly.  In addition to the foregoing provisions, the terms of this Plan, including any authority of the Company and rights of the Eligible Employee that constitute a deferral of compensation subject to Section 409A of the Code, shall be limited to those terms permitted under Section 409A of the Code without resulting in a tax penalty to Eligible Employee, and any terms not so permitted under Section 409A of the Code shall be modified and limited to the extent necessary to avoid tax under Section 409A of the Code but only to the extent that such modification or limitation is permitted under Section 409A of the Code.  The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Plan, including with respect to taxes, interest, and penalties under Section 409A of the Code and similar liabilities under state and local tax laws.  No indemnification or gross‑up is payable under this Plan with respect to any such tax, interest, or penalty under Section 409A of the Code or similar liability under state or local tax laws applicable to any Eligible Employee.

(b)Six (6)‑Month Delay Rule.  If an Eligible Employee is a “specified employee” (as determined by the Administrator or its designee in accordance with Treasury Regulations § 1.409A-1(i)) as of his or her Date of Termination, then the Severance Payment shall be subject to the six (6)-month delay rule of Section 409A of the Code(a)(2)(B)(i) to the extent required by Section 409A of the Code (determined after taking into account the “short-term deferral” rule in Treasury Regulations § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulations § 1.409A-1(b)(9), and any other available exception from such requirements).  Each payment that is subject to such six (6)-month delay rule shall be made, without interest, on the later of (i) the Company’s first payroll date that is at least six (6) months after the Eligible Employee’s Date of Termination (or, if earlier, as soon as practicable after the Eligible Employee’s death) or (ii) the date when such payment would otherwise be due under the terms of the Plan.  Each installment in a series of payments or benefits shall be deemed a separate payment for purposes of Section 409A of the Code.

10.Claims Procedures.

(a)Initial Claims.  An Eligible Employee who believes he or she is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within sixty (60) days after the Eligible Employee’s Date of Termination. Claims shall be addressed and sent to:

Director of Human Resources

Eagle Materials Inc

5960 Berkshire Lane

Dallas TX 75225

If the Eligible Employee’s claim is denied, in whole or in part, the Eligible Employee will be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Eligible Employee’s written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional ninety (90) days. If such an extension of time is necessary, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Eligible Employee’s claim will contain the following information:

(i)	the reason or reasons for the denial of the Eligible Employee’s claim;
(ii)	references to the Plan provisions on which the denial of the Eligible Employee’s claim was based;
(iii)

a description of any additional information or material required by the Administrator to reconsider the Eligible Employee’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)

a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims.  If the Eligible Employee’s claim is denied, the Eligible Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Eligible Employee has received written notification of the denial.

(i)	Such request for review may include any comments, documents, records and other information relating to his or her claim for benefits.

(ii)

The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(iii)

The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(c)Administrator’s Response to Appeal.  The Administrator will notify the Eligible Employee of its decision within sixty (60) days after the Administrator’s receipt of the Eligible Employee’s written claim for review; provided that the Administrator may extend the review period by up to sixty (60) additional days, if the Administrator notifies the Eligible Employee in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period. If the Administrator makes an adverse decision on appeal, the Administrator shall communicate its decision in a writing that includes:

(i)	the reason or reasons for the denial of the Eligible Employee’s appeal;
(ii)	reference to the Plan provisions on which the denial of the Eligible Employee’s appeal is based;
(iii)

a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to his or her claim for benefits; and

(iv)	a statement describing the Eligible Employee’s right to bring an action under Section 502(a) of ERISA.

(d)Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(i)

no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claims procedures have been exhausted in their entirety;

(ii)	failure to submit a claim, appeal, or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;
(iii)

in any arbitration or legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law; and

(iv)

no legal action or arbitration may be commenced by the Eligible Employee later than one hundred eighty (180) days subsequent to the date of the written response of the Administrator to an Eligible Employee’s request for review pursuant to Section 11(c).

11.Statement of ERISA Rights.

(a)Eligible Employees are entitled to certain rights and protections under ERISA.  ERISA provides that all Eligible Employees shall be entitled to:

(i)	Receive Information about This Plan and Benefits Hereunder.
•

Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report, if any. The Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(ii)

Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of the Eligible Employees and their beneficiaries.  No one, including any employer, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent the Eligible Employee from obtaining a benefit under this Plan or exercising the Eligible Employee’s rights under ERISA.

(iii)

Enforce Rights.  If an Eligible Employee’s claim for a benefit under this Plan is denied or ignored, in whole or in part, the Eligible Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.  Under ERISA, there are steps the Eligible Employee can take to enforce the above rights.  For instance, if the Eligible Employee requests a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, the Eligible Employee may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If the Eligible Employee has a claim for benefits that is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or federal court.  In addition, if the Eligible Employee disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Eligible Employee may file suit in federal court.  If it should happen that plan fiduciaries misuse the Plan’s money, or if the Eligible Employee is discriminated against for asserting the Eligible Employee’s rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or the Eligible Employee may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Eligible Employee is successful the court may order the individual or entity the Eligible Employee has sued to pay these costs and fees.  If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds the Eligible Employee’s claim is frivolous.

(iv)

Assistance with Questions.  If an Eligible Employee has any questions about the Plan, the Eligible Employee should contact the Administrator. If an Eligible Employee has any questions about this statement or about the Eligible Employee’s rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Administrator, the Eligible Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Eligible Employee’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  The Eligible Employee may also obtain certain publications about the Eligible Employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

12.Miscellaneous.

(a)Assignment; Non‑transferability.  No right of an Eligible Employee to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Employee or of any beneficiary of the Eligible Employee.  The terms and conditions of this Plan shall be binding on the successors and assigns of the Company.

(b)Withholding.  The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom.  Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

(c)No Right to Employment.  Nothing in this Plan shall be construed as giving any individual the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Eligible Employee without any liability except as required by this Plan.

(d)Amendment and Termination.  The Company, by action of the Administrator, reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of this Plan will be in writing.  Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, terminate this Plan, or amend this Plan in any way that adversely affects the rights of any Eligible Employee who has previously experienced a Qualifying Termination.  Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity.

(e)Governing Law.  THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW.  If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

(f)Arbitration.  To the fullest extent permitted by law, any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan (including the Release, except as specifically provided in the Release) or its enforcement, performance, breach or interpretation, shall be resolved by final, binding, and confidential arbitration held in the state and county where the Eligible Employee principally worked immediately prior to the Eligible Employee’s termination and conducted through Judicial Arbitration & Mediation Services (“JAMS”) in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 12(f) is intended to prevent either the Eligible Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the Eligible Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Texas or (ii) any of the courts of the State of Texas.  The Company and the Eligible Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts.  The Company and the Eligible Employee hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  This Section 12(f) shall not apply to any claims of violation of any federal or state employment discrimination laws.

(g)No Duty to Mitigate.  No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Eligible Employee pursuant to this Plan shall not be reduced by reason of the Eligible Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

(h)Employment at Will.  Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at will employment relationship with the Company.  This Plan is not a contract of employment between the Company and any employee.

(i)Complete Statement of Plan.  This Plan document (which incorporates the applicable Appendix(ces) by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms.  No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan.  In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

ADMINISTRATIVE INFORMATION REQUIRED BY ERISA
Plan Sponsor and Administrator, including address and telephone:	Eagle Materials Inc. 5960 Berkshire Lane Suite 900 Dallas TX 75225-6068 214-432-2000
Name and address of person designated as agent for service of process:	Secretary Eagle Materials Inc. 5960 Berkshire Lane Dallas TX 75225
Basis on which Plan records are kept:	Calendar year: January 1 to December 31
Type of Plan:	Unfunded welfare benefit severance plan
Plan Number:	[●]
EIN:	[●]

Appendix A

Severance Payment Formula

The Severance Payment shall be equal to the product of (a) the Eligible Employee’s Week of Pay, multiplied by (b) the sum of (i) the Eligible Employee’s Years of Service plus (ii) the Eligible Employee’s Severance Factor.

Notwithstanding the foregoing, the minimum Severance Payment shall be ten (10) Weeks of Pay and the maximum Severance Payment shall be fifty (50) Weeks of Pay.